UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 3, 2011
Date of Report (Date of earliest event reported)

CAI International, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33388	94-3109229
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, California		94105
(Address of principal executive offices)		(Zip Code)

(415) 788-0100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

(b)           On May 3, 2011, Masaaki (John) Nishibori, President and Chief Executive Officer of CAI International, Inc. (the "Company"), adopted a stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 10b5-1 of the Exchange Act, directors, officers and other employees who are not in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of Company securities under specified conditions and at specified times. Using these 10b5-1 plans, individuals can prepare for retirement, gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact and avoid concerns about transactions occurring at a time when they might possess material non-public information.

Mr. Nishibori's 10b5-1 plan provides for the sale of up to 300,000 shares of the Company's common stock that he acquired in May 2007 through the conversion of convertible preferred shares he previously owned. These shares would represent approximately 33% of the aggregate number of shares, including vested and unvested equity awards, that Mr. Nishibori holds as of May 3, 2011.  Shares may be sold under Mr. Nishibori's plan on the open market at prevailing market prices and subject to minimum price thresholds specified in his plan.

Transactions under the 10b5-1 plan will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. The Company does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors in the future, or to report any modifications or termination of any publicly announced trading plan, except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: May 5, 2011	By:	/s/ Gary M. Sawka
Name: Gary M. Sawka
Title: Interim Chief Financial Officer